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                             PARTICIPATION AGREEMENT


         THIS PARTICIPATION AGREEMENT ("Agreement"), dated as of August    ,
1997, is by and among Hanover Capital Mortgage Holdings, Inc., a Maryland corporation ("HCHI"), and John A. Burchett, Joyce S. Mizerak, George J. Ostendorf and Irma N. Tavares (collectively, the "Principals").


                                    RECITALS

         A. HCHI intends to effect an initial public offering (the "Offering") of Units comprised of one share of its Common Stock, par value $.01 per share, and one Warrant to acquire one share of its Common Stock, par value $.01 per share), as described in a Registration Statement substantially in the form attached hereto as Exhibit 1 (the "Registration Statement").

         B. The Principals hold all of the issued and outstanding shares of capital stock of Hanover Capital Partners Ltd., a New York corporation ("HCP").

         C. Pursuant to an Agreement and Plan of Recapitalization (the "Plan of Recapitalization") to be effected before the closing of the Offering, the Principals will exchange 166.424 shares of HCP's Class A Common Stock, $.01 par value per share, constituting all of the issued and outstanding shares of HCP's capital stock, for shares of HCP's Common Stock, $.01 par value per share, representing 3% of the economic interest in HCP (the "HCP Common"), and shares of HCP's Series A Preferred Stock, $.01 par value per share, representing 97% of the economic interest in HCP (the "HCP Preferred").

         D. HCHI and the Principals formed Hanover Capital Mortgage Holdings, L.P., a Delaware limited partnership (the "Partnership"), pursuant to an Agreement of Limited Partnership of Hanover Capital Mortgage Holdings, L.P., dated as of June 12, 1997 (the "Partnership Agreement"), to which the Registration Statement in the form initially filed with the United States Securities and Exchange Commission was attached as an exhibit.

         E. By executing the Partnership Agreement, (i) the Principals agreed to effect the transactions contemplated by the Plan of Recapitalization, (ii) HCHI and the Principals agreed to execute and deliver an Amended and Restated Agreement of Limited Partnership for the Partnership, effective upon the closing of the Offering, pursuant to which HCHI would contribute the net proceeds of the Offering, and the Principals would contribute the HCP Preferred, to the Partnership, and (iii) HCHI and the Principals agreed to do other acts and things required to effect the transactions described in the Registration Statement.

         F. Due to recent changes in the federal income tax laws, HCHI and the Principals no longer desire to utilize the Partnership in connection with the formation and operations of HCHI. Instead, the Principals will contribute the HCP Preferred directly to HCHI in exchange for shares of Common Stock in HCHI pursuant to a Contribution Agreement substantially in the form attached hereto as Exhibit 2 (the "Contribution Agreement").
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         G.    Although the Partnership will not be utilized in connection with the formation and operations of HCHI, HCHI and the Principals nevertheless desire to affirm in writing their commitments and obligations to proceed with the transactions contemplated by the Contribution Agreement and the Registration Statement.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto confirm their agreement as follows:

         1.    Consummation of Certain Transactions.

               1.1 Prior to the closing of the Offering, the Principals shall exchange their shares of capital stock of HCP for the HCP Common and the HCP Preferred pursuant to the Plan of Recapitalization.

               1.2 On or before the closing of the Offering, HCHI and the Principals shall execute and deliver the Contribution Agreement and perform such of their obligations thereunder as are required to be performed by the closing of the Offering. In addition, HCHI and the Principals shall execute and deliver such other agreements, documents, instruments and other writings (including but not limited to Employment Agreements, a Registration Rights Agreement and a Shareholders' Agreement of HCP) as are necessary or appropriate to effect the transactions described in the Registration Statement to which they are to be parties.

         2. Replacement of Partnership Agreement. This Agreement supersedes and replaces the Partnership Agreement in all respects.

         3. Amendments. This Agreement may not be amended without the express written consent of each of the parties hereto.

         4.    Notices.

               4.1 Any notice to a party hereto shall be at the address of such party set forth on the attached Schedule 1 or at such other mailing address of which such party shall prospectively notify the other parties in writing.

               4.2 Any notice shall be deemed to have been duly given if personally delivered or sent by United States mail or express mail service or by telecopy or telegram confirmed by letter and will be deemed given, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, or by first-class mail, five calendar days after being deposited in the United States mails, postage prepaid, (ii) if sent by United States Express Mail or other express mail service, two calendar days (other than Sundays and federal holidays) after being deposited therein, (iii) if sent by telegram or telecopy, on the date sent provided


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confirmatory notice is sent by first-class mail, postage prepaid, and (iv) if delivered by hand, on the date of receipt.

         5. BINDING PROVISIONS. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto, and no other person shall have any rights or benefits hereunder except to the extent expressly provided by applicable law.

         6. COUNTERPARTS. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.

         7. APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Maryland without regard to principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HCHI:                                          THE PRINCIPALS:

Hanover Capital Mortgage Holdings, Inc.



_____________________________________          _________________________________
By:                                            John A. Burchett
Its:

                                               _________________________________
                                               Joyce S. Mizerak


                                               _________________________________
                                               George J. Ostendorf


                                               _________________________________
                                               Irma N. Tavares


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                                   Schedule 1

                                     PARTIES


         Hanover Capital Mortgage Holdings, Inc.
         90 West Street, Suite 1508
         New York, NY  10006
         Attn:  President

         John A. Burchett
         896 Highland Avenue
         Westfield, NJ  07090

         Joyce S. Mizerak
         11 Foxhill Run
         Monmouth Jct., NJ  08852

         George J. Ostendorf
         506 Marshall Street
         Arlington Heights, IL  60004

         Irma N. Tavares
         1 Kevin Road
         Scotch Plains, NJ  07076


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